Exhibit (a)(6)


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PRESS RELEASE
                                        FOR IMMEDIATE RELEASE



MacKenzie Patterson Fuller, Inc.
1640 School Street, Suite 100
Moraga, California 94556
Telephone: 925-631-9100

March 24, 2004


           MPF INCOME FUND 21, LLC; MP VALUE FUND 6, LLC; MACKENZIE PATTERSON SPECIAL FUND 6, LLC; MACKENZIE PATTERSON SPECIAL FUND 6A, LLC; MP VALUE FUND 6, LLC; MPF SPECIAL FUND 8, LLC; MACKENZIE PATTERSON SPECIAL FUND 7, LLC; MPF DEWAAY PREMIER FUND, LLC; MPF DEWAAY FUND 2, LLC; MPF DEWAAY FUND 3, LLC; ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD., L.P.; ACCELERATED HIGH YIELD INSTITUTIONAL FUND I, LTD., L.P.; and MPF-NY 2005, LLC (the "Purchasers") have increased the Offer Price and extended the expiration date of their tender offer for Units of limited partnership interest (the "Units") in INLAND CAPITAL FUND, L.P., a Delaware Limited Partnership (the "Partnerships"). The expiration date has been extended through April 30, 2005, and the Offer Price has been increased by $55.00. After reduction for the $216 per Unit distribution paid to limited partners by the Partnership, the Offer Price is now $159 per Unit. As of the date hereof, no Units have yet been tendered pursuant to the Offer.

         For further information, contact Christine Simpson at the above telephone number.